EXHIBIT 4.2



                       FIRST AMENDMENT TO RIGHTS AGREEMENT

                  FIRST AMENDMENT, dated as of July 22, 2003 (the "Amendment"), to the Rights Agreement, dated as of August 10, 2001 (the "Rights Agreement"), between RF MICRO DEVICES, INC. (the "Company") and WACHOVIA BANK, NATIONAL ASSOCIATION (formerly First Union National Bank), as Rights Agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, specifying the terms of the Rights (as defined therein);

                  WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement, in order to provide for a three-year independent director evaluation of the Rights Plan;

                  NOW, THEREFORE, the parties agree as follows:

                  1. Section 29 is amended by rewriting subparagraph (b) and adding new subparagraphs (c) and (d) as follows:

                           (b) For purposes of this Agreement, any determination
                  to be made by the Board of Directors of the Company may be made by a duly constituted committee thereof if so authorized to act by the Board of Directors pursuant to the Company's Bylaws or a resolution of the Board of Directors, and in such circumstances any reference to the Board of Directors herein shall be deemed to include a reference to such committee.

                           (c) The TIDE Committee (as described below) of the
                  Board of Directors of the Company shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the best interests of the Company and its shareholders, at least once every three years, beginning on or before August 10, 2004. In addition, the TIDE Committee shall review and evaluate this Agreement for such purpose at any time if any Person shall have made a proposal to the Company or its shareholders, or taken any other action that, if effective, could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each review and evaluation, the TIDE Committee shall communicate its conclusions to the full Board of Directors of the Company, including any recommendation as to whether this Agreement should be modified or the Rights should be redeemed. The TIDE Committee shall be appointed by the Board of Directors of the Company and shall be composed solely of members of the Board of Directors who satisfy the independence requirements of The Nasdaq Stock Market. The Governance and Nominating Committee of the Board may act as the TIDE Committee so long as all of its members meet the foregoing requirement.

                           (d) The TIDE Committee, and the Board of Directors of
                  the Company, when considering the redemption of, or any supplement or amendment to, the Rights shall have the power to set their own agenda and to retain at the expense of the Company legal counsel, investment bankers and other advisers of their choosing, and shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether to maintain or modify the Agreement or terminate the Rights.

                  2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                  3. This Amendment shall be effective as of the date first written above and, except as set forth above, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

                  IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be duly executed, all as of the date first written above.


ATTEST:                                   RF MICRO DEVICES, INC.

By:/s/ William A. Priddy, Jr.             By:/s/ Robert A. Bruggeworth
   -----------------------------             -----------------------------
     Name: William A. Priddy, Jr.              Name: Robert A. Bruggeworth
     Title:Chief Financial Officer             Title:Chief Executive Officer
     and Corporate Vice President
     of Administration

ATTEST:                                   WACHOVIA BANK, NATIONAL ASSOCIATION

By:/s/ D. Ann Harris                      By:/s/ Myron O. Gray
   -----------------------------            -----------------------------
     Name: D. Ann Harris                       Name: Myron O. Gray
     Title:Corp. Trust Officer                 Title:Vice President